Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2018 Fourth Quarter and Twelve Month Results
MALVERN, Pa. (February 20, 2019) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and sensors-based systems, today announced its results for its fiscal 2018 fourth quarter and twelve fiscal months ended December 31, 2018.
Fourth Quarter Highlights:

•	Growth in revenues to $77.0 million, up 10.9% year-over-year

•	Earnings were $0.25 per diluted share, compared to $0.33 reported last year

•	Adjusted diluted EPS* increased to $0.54 compared to prior year $0.39

•	Operating margin for the quarter is 9.2%, as compared to 10.3% reported last year

•	Adjusted operating margin* for the quarter is 12.9%, as compared to 11.5% reported last year

•	Cash from operations was $17.4 million with free cash flow* of $12.8 million

2018 Full Year Highlights:

•	Growth in revenues to $299.8 million, up 17.9% year-over-year

•	Earnings increased to $1.75 per diluted share, compared to $1.07 reported last year

•	Adjusted diluted EPS* increased to $2.05 compared to prior year $1.14

•	Operating margin for the year is 12.4%, as compared to 8.8% reported last year

•	Adjusted operating margin* for the year is 13.5% as compared to 9.7% reported last year

•	Cash from operations was $35.4 million with free cash flow* of $21.0 million

Ziv Shoshani, Chief Executive Officer of VPG, commented, “Our continued focus on execution delivered solid revenues and net earnings for the fourth quarter and full year 2018. Free cash for the fourth quarter and full year 2018 was strong demonstrating good execution and cost discipline. We remain dedicated to delivering revenues, margins and net earnings to continue to enhance long-term shareholder value."
The Company's fourth fiscal quarter 2018 net earnings attributable to VPG stockholders were $3.4 million , or $0.25 per diluted share, compared to $4.5 million, or $0.33 per diluted share, in the fourth fiscal quarter of 2017. Foreign currency exchange rates for the fourth quarter of 2018 increased net income by $0.7 million, or $0.05 per diluted share, relative to the prior year period.
In the twelve fiscal months ended December 31, 2018, net earnings attributable to VPG stockholders grew to $23.6 million, or $1.75 per diluted share, compared to $14.3 million, or $1.07 per diluted share, in the twelve fiscal months ended December 31, 2017. Foreign currency exchange rates for the twelve fiscal months ended December 31, 2018 increased net income by $0.6 million or $0.05 per diluted share relative to the prior year period.
The fourth fiscal quarter 2018 adjusted net earnings attributable to VPG stockholders increased to $7.3 million, or $0.54 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $5.3 million, or $0.39 per diluted share, for the comparable prior year period.
In the twelve fiscal months ended December 31, 2018, adjusted net earnings attributable to VPG stockholders increased to $27.8 million, or $2.05 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $15.3 million, or $1.14 per diluted share, for the comparable prior year period. Included as an adjustment to net earnings attributable to VPG stockholders for the twelve fiscal months ended December 31, 2017, were net proceeds of $1.5 million related to a one time lease termination payment at the Company's Tianjin, People's Republic of China location.
Non-cash Impairment Charge
As a result of our regular review of goodwill and indefinite-lived intangible assets during the fourth quarter of each year, we recorded a $2.8 million pre-tax, non-cash impairment charge to reduce the carrying value of the goodwill and indefinite-lived intangible assets related to our Pacific Instruments business, which is part of the Foil Technology Products reporting segment. This charge is preliminary and could change as it is finalized when we file our 2018 Form 10-K with the SEC.
Segments
Foil Technology Products segment revenues grew 22.9% to $36.7 million in the fourth fiscal quarter of 2018, up from $29.9 million in the fourth fiscal quarter of 2017; sequential revenue increased 2.3% from $35.9 million in the third quarter of 2018. The year-over-year increase in revenues was attributable to precision resistor products in all regions for distribution and EMS customers, primarily in the test and measurement and avionics, military and space markets. In addition, advance sensors products in Asia for OEM customers in the force measurement market and Pacific Instruments products in the Americas for end users customers in the avionics, military and space market contributed to the increase. The sequential increase in revenue was primarily attributable to precision resistor products in Asia for EMS and distribution customers in the test and measurement and avionics, military and space markets.
Gross profit margin for the Foil Technology Products segment was 42.0% for the fourth fiscal quarter of 2018, an increase compared to 39.3% in the fourth fiscal quarter of 2017, and a decrease compared to 43.9% in the third fiscal quarter of 2018. The year-over-year increase in gross profit margin was primarily due to an increase in volume. Sequentially, gross profit margin decreased due to higher supplies and tooling and repairs and maintenance costs, manufacturing inefficiencies, partially offset by an increase in volume.
Force Sensors segment revenues decreased 4.1% to $17.0 million in the fourth fiscal quarter of 2018, down from $17.7 million in the fourth fiscal quarter of 2017; sequential revenue decreased 3.4%, from $17.6 million in the third quarter of 2018. The year-over-year decrease in revenues was mainly attributable to distribution customers in the force measurement market, primarily in the Americas. The sequential decrease in revenue was mainly attributable to distribution customers in the precision weighing market, mainly in the Americas.
Gross profit margin for the Force Sensors segment was 26.6% for the fourth fiscal quarter of 2018, a decrease compared to 29.5% in the fourth fiscal quarter of 2017, and an increase compared to 25.9% in the third fiscal quarter of 2018. The year-over-year decrease in gross profit margin was primarily due to an increase in wages, the U.S. imposition of tariffs on goods from China, and a reduction in inventory. Sequentially, gross profit margin increased due to manufacturing efficiencies, partially offset by a reduction in volume.
Weighing and Control Systems segment revenues grew by 6.5% to $23.2 million in the fourth fiscal quarter of 2018, up from $21.8 million in the fourth fiscal quarter of 2017; sequential revenue increased 5.8% from $22.0 million in the third fiscal quarter of 2018. The increase in revenues year-over-year was primarily attributable to the steel product line in Asia and process weighing product line in the Americas and Europe. The sequential increase in revenue was primarily attributable to a volume increase in the steel product line in Asia and process weighing product line in Europe, partially offset by a reduction in volume for the steel product line in Europe.
Gross profit margin for the Weighing and Control Systems segment was 46.8% for the fourth fiscal quarter of 2018, an increase compared to 44.8% from the fourth fiscal quarter of 2017, and an increase compared to 46.6% from the third fiscal quarter of 2018. The year-over-year increase in gross profit margin was primarily due to the increase in volume. Sequential gross profit margin increased due to an increase in volume.

Near-Term Outlook
“In light of a continued stable business environment, at constant fourth fiscal quarter 2018 exchange rates, we expect net revenues in the range of $72 million to $78 million for the first fiscal quarter of 2019,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information
We define “adjusted net earnings” as net earnings attributable to VPG stockholders before restructuring costs, impairment of goodwill and indefinite-lived intangibles, pension settlement, acquisition purchase accounting adjustments, net proceeds from lease termination and associated tax effects. "Free cash flow" for the fourth fiscal quarter of 2018 is defined as the amount of cash generated from operations ($17.4 million), in excess of our capital expenditures ($4.6 million), net of proceeds, if any, from the sale of assets ($0.0 million). "Free cash flow" for the fiscal year of 2018 is defined as the amount of cash generated from operations ($35.4 million) in excess of our capital expenditures ($14.5 million ), net of proceeds, if any, from the sale of assets ($0.1 million). The reconciliation table within this release reconciles the Company's non-GAAP measures, which are provided for comparison with other results, to the most directly comparable GAAP measures. Management believes that these non-GAAP financial measures are meaningful because they provide insight with respect to intrinsic operating results.
Conference Call and Webcast
A conference call will be held today (February 20) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 0417825, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10127465. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its’ weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
For Investors
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VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	December 31, 2018	December 31, 2017
Net revenues	$76,982	$69,439
Costs of products sold	46,166	42,699
Gross profit	30,816	26,740
Gross profit margin	40.0%	38.5%

Selling, general, and administrative expenses	20,905	18,828
Impairment of goodwill and indefinite-lived intangibles	2,820	—
Restructuring costs	—	752
Operating income	7,091	7,160
Operating margin	9.2%	10.3%

Other income (expense):
Interest expense	(405)	(450)
Other	(403)	(489)
Other (expense) income - net	(808)	(939)

Income before taxes	6,283	6,221

Income tax expense	2,846	1,771

Net earnings	3,437	4,450
Less: net earnings attributable to noncontrolling interests	19	(26)
Net earnings attributable to VPG stockholders	$3,418	$4,476

Basic earnings per share attributable to VPG stockholders	$0.25	$0.34
Diluted earnings per share attributable to VPG stockholders	$0.25	$0.33

Weighted average shares outstanding - basic	13,474	13,292
Weighted average shares outstanding - diluted	13,595	13,529

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Years ended
	December 31, 2018	December 31, 2017
Net revenues	$299,794	$254,350
Costs of products sold	178,527	156,067
Gross profit	121,267	98,283
Gross profit margin	40.5%	38.6%

Selling, general, and administrative expenses	80,935	73,751
Impairment of goodwill and indefinite-lived intangibles	2,820	—
Restructuring costs	289	2,044
Operating income	37,223	22,488
Operating margin	12.4%	8.8%

Other income (expense):
Interest expense	(1,738)	(1,842)
Other	(1,496)	(83)
Other (expense) income - net	(3,234)	(1,925)

Income before taxes	33,989	20,563

Income tax expense	10,344	6,169

Net earnings	23,645	14,394
Less: net earnings attributable to noncontrolling interests	(1)	49
Net earnings attributable to VPG stockholders	$23,646	$14,345

Basic earnings per share attributable to VPG stockholders	$1.76	$1.08
Diluted earnings per share attributable to VPG stockholders	$1.75	$1.07

Weighted average shares outstanding - basic	13,439	13,262
Weighted average shares outstanding - diluted	13,535	13,471

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$90,159	$74,292
Accounts receivable, net of allowances for doubtful accounts	53,156	46,789
Inventories:
Raw materials	18,052	16,601
Work in process	22,007	23,160
Finished goods	22,182	20,174
Inventories, net	62,241	59,935
Prepaid expenses and other current assets	9,314	10,299
Total current assets	214,870	191,315

Property and equipment, at cost:
Land	3,390	3,434
Buildings and improvements	51,055	50,276
Machinery and equipment	105,840	95,158
Software	8,532	7,955
Construction in progress	2,157	2,252
Accumulated depreciation	(111,555)	(103,401)
Property and equipment, net	59,419	55,674

Goodwill	16,141	19,181

Intangible assets, net	17,656	20,475

Other assets	18,297	19,906
Total assets	$326,383	$306,551

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2018	December 31, 2017
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$11,461	$13,678
Payroll and related expenses	17,757	15,892
Other accrued expenses	17,031	15,952
Income taxes	3,879	2,515
Current portion of long-term debt	4,654	3,878
Total current liabilities	54,782	51,915

Long-term debt, less current portion	22,421	28,477
Deferred income taxes	2,200	2,300
Other liabilities	13,545	14,131
Accrued pension and other postretirement costs	14,982	16,424
Total liabilities	107,930	113,247

Commitments and contingencies

Equity:
Common stock	1,307	1,288
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	196,666	192,904
Retained earnings	66,569	43,076
Accumulated other comprehensive loss	(37,465)	(35,450)
Total Vishay Precision Group, Inc. stockholders' equity	218,415	193,156
Noncontrolling interests	38	148
Total equity	218,453	193,304
Total liabilities and equity	$326,383	$306,551

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Cash Flows
(Unaudited - In thousands)

	Years ended
	December 31, 2018	December 31, 2017
Operating activities
Net earnings	$23,645	$14,394
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangibles	2,820	—
Depreciation and amortization	10,631	10,626
(Gain) loss on disposal of property and equipment	(120)	(195)
Share-based compensation expense	1,799	1,499
Inventory write-offs for obsolescence	1,876	2,065
Deferred income taxes	1,011	1,890
Other	819	893
Net changes in operating assets and liabilities
Accounts receivable	(7,757)	(10,537)
Inventories	(5,095)	(4,307)
Prepaid expenses and other current assets	588	(3,260)
Trade accounts payable	(819)	2,009
Other current liabilities	5,981	7,652
Net cash provided by operating activities	35,379	22,729

Investing activities
Capital expenditures	(14,521)	(6,960)
Proceeds from sale of property and equipment	132	541
Net cash used in investing activities	(14,389)	(6,419)

Financing activities
Principal payments on long-term debt	(5,603)	(2,628)
Proceeds from revolving facility	22,000	41,000
Payments on revolving facility	(19,000)	(41,000)
Distributions to noncontrolling interests	(109)	(75)
Payments of employee taxes on certain share-based arrangements	(801)	(303)
Net cash (used in) provided by financing activities	(3,513)	(3,006)
Effect of exchange rate changes on cash and cash equivalents	(1,610)	2,536
Increase (decrease) in cash and cash equivalents	15,867	15,840

Cash and cash equivalents at beginning of year	74,292	58,452
Cash and cash equivalents at end of year	$90,159	$74,292

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(13,239)	$(10,092)
Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$(2,794)	$(1,303)

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)

	Fiscal quarter ended		Years ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Gross profit	$30,816	$26,740	$121,267	$98,283
Gross profit margin	40.0%	38.5%	40.5%	38.6%

Reconciling items affecting gross profit margin
Acquisition purchase accounting adjustments	—	49	—	91

Adjusted gross profit	$30,816	$26,789	$121,267	$98,374
Adjusted gross profit margin	40.0%	38.6%	40.5%	38.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Operating Margin
(Unaudited - In thousands)

	Fiscal quarter ended		Years ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Operating income	7,091	7,160	$37,223	22,488
Operating margin	9.2%	10.3%	12.4%	8.8%

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	—	49	—	91
Impairment of goodwill and indefinite-lived intangibles **	2,820	—	2,820	—
Restructuring costs	—	752	289	2,044

Adjusted operating income	$9,911	$7,961	$40,332	$24,623
Adjusted operating margin	12.9%	11.5%	13.5%	9.7%
** preliminary and subject to change as it is finalized when the Company files its 2018 Form 10-K with the SEC

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended		Years ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net earnings attributable to VPG stockholders	$3,418	$4,476	$23,646	$14,345

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	—	49	—	91
Impairment of goodwill and indefinite-lived intangibles **	2,820	—	2,820	—
Restructuring costs	—	752	289	2,044

Reconciling items affecting other income/expense
UK pension settlement	673	—	673	—
Net proceeds from lease termination	—	—	—	(1,544)
Tax rebate	—	189	—	189

Less reconciling items affecting income tax expense
Tax effect of reconciling items and discrete tax items	(377)	165	(333)	(174)
Adjusted net earnings attributable to VPG stockholders	$7,288	$5,301	$27,761	$15,299

Weighted average shares outstanding - diluted	13,595	13,529	13,535	13,471

Adjusted net earnings per diluted share	$0.54	$0.39	$2.05	$1.14
** preliminary and subject to change as it is finalized when the Company files its 2018 Form 10-K with the SEC